Exhibit 99.1

NeoGenomics Announces Chief Financial Officer Transition
Jeffrey S. Sherman Appointed Chief Financial Officer

FT. MYERS, FL / ACCESSWIRE / December 5, 2022 / NeoGenomics, Inc. (NASDAQ:NEO), a leading provider of oncology testing and global contract research services, today announced that Jeffrey S. Sherman will join the company as Chief Financial Officer, effective December 7, 2022. Mr. Sherman succeeds William Bonello who will remain with the Company to provide transition and onboarding support for a period of time.
“I am pleased to welcome Jeff to NeoGenomics. He brings deep financial, healthcare and payer services experience from a variety of public healthcare services companies. In particular, Jeff has especially strong skills in pricing management with commercial and governmental payors and revenue cycle management. I’m confident that Jeff will be a tremendous asset as we return NeoGenomics to sustainable, profitable growth,” said Chris Smith, Chief Executive Officer. “I appreciate the collaboration I have had with Bill during my time at NeoGenomics and want to thank him for his many contributions as a key member of the team. I wish him well in his future endeavors.”
Mr. Sherman brings over 32 years of finance experience in the healthcare services industry. Prior to joining the Company, Mr. Sherman served as the Chief Financial Officer of Privia Health Group, Inc. (NASDAQ: PRVA) a national physician enablement company that collaborates with medical groups, health plans, and health systems to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care. Prior to joining Privia, Mr. Sherman served as the Executive Vice President, Chief Financial Officer and Treasurer at HMS, a technology, analytics and engagement solutions provider helping organizations reduce costs and improve health outcomes, from 2014 to 2021. Mr. Sherman was part of the team that helped drive a significant improvement in operating performance at HMS during his tenure and led the process which resulted in a sale to Veritas-backed Gainwell Technologies for $3.4 billion in April 2021. Prior to that, Mr. Sherman served as Executive Vice President and Chief Financial Officer of AccentCare, a healthcare delivery organization, from 2013 to 2014. Sherman previously served as Executive Vice President and Chief Financial Officer of Lifepoint Hospitals, Inc. from 2009 to 2013. His experience also includes senior finance positions with Tenet Healthcare Corporation including Treasurer, and Divisional and Hospital CFO roles. Mr. Sherman received a bachelor's degree in Finance/Accounting from the University of Colorado, Boulder, and an MBA from the University of Southern California.
About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services, providing one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company’s Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.
NeoGenomics is committed to connecting patients with life altering therapies and trials. We believe that, together, with our partners, we can help patients with cancer today and the next person diagnosed tomorrow. In carrying out these commitments, NeoGenomics adheres to all relevant data protection laws, provides transparency and choice to patients regarding the handling and use of their data through our Notice of Privacy Practices, and has invested in leading technologies to ensure the data we maintain is secured at all times.
Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Fort Myers and Tampa, Florida; Aliso Viejo and Carlsbad, California; Research Triangle Park, North Carolina; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland; Singapore and China. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia.
Forward Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “guidance,” “plan,” “potential” and other words of similar meaning, although not all forward-looking statements include these words. These forward-looking statements address various matters, including statements regarding improving operational efficiency, returning to profitable growth and its ongoing executive recruitment process. Each forward-looking statement contained in this press release is subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to identify and implement appropriate financial and operational initiatives to improve performance, to identify and recruit executive candidates, to continue gaining new customers, respond to the effects of the COVID-19 outbreak, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, and the risks identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022 as well as other information previously filed with the SEC.
We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document (unless another date is indicated), and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For further information, please contact:
NeoGenomics, Inc.
Mark Klausner, ICR Westwicke
T: (443) 213-0501
M: (410) 627-2087
mark.klausner@westwicke.com